Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-138736) and related prospectus of Sunesis Pharmaceuticals, Inc. for the registration of up to $75,000,000 of its debt securities, preferred stock, common stock, debt warrants and equity warrants, and to the incorporation by reference therein of our report dated March 17, 2006, with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

San Jose, California December 6, 2006	/s/ Ernst & Young LLP